April 2012 Preliminary Terms No. 162 Registration Statement No. 333-178081 Dated April 13, 2012 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. Equities
Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index
due April    , 2027
The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent quarterly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no interest for the related quarterly period.  The notes will be automatically redeemed if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the third business day preceding April    , 2018.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent quarterly coupon with respect to the final observation date, if any.  Investors will not participate in any appreciation of the S&P 500® Index and should be willing to hold their notes for the entire 15-year term.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	April , 2012
Original issue date:	April , 2012 (3 business days after the pricing date)
Maturity date:	April , 2027
Early redemption:
If, on any redemption determination date, beginning on the third business day preceding April    , 2018, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent quarterly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, on the third business day preceding each scheduled early redemption date
Early redemption dates:
Quarterly, on the    th day of each January, April, July and October, beginning April    , 2018 and ending January    , 2027; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	, which is the index closing value on the pricing date
Contingent quarterly coupon:
•      A contingent coupon of 7.75% per annum will be paid but only if the closing value of the underlying index is at or above the barrier level on the related observation date.
If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable quarterly period.  It is possible that the underlying index will remain below the barrier level for extended periods of time or even throughout the 15-year term of the notes so that you will receive no contingent quarterly coupons.

Barrier level:	975
Coupon payment dates:
Quarterly, on the    th day of each January, April, July and October, beginning July    , 2012; subject to postponement as described below; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Observation dates:
The third business day preceding each scheduled coupon payment date, beginning with the July    , 2012 coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent quarterly coupon with respect to the final observation date, if any.
CUSIP:	617482K45
ISIN:	US617482K456
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$1,000	$35	$965
Total	$	$	$
(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Auto-Callable Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Investment Summary

Market Linked Auto-Callable Notes

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027 (the “notes”) do not provide for the regular payment of interest.  Instead, the notes will pay a contingent quarterly coupon but only if the index closing value of the S&P 500® Index is at or above 975, which we refer to as the barrier level, on the related observation date.  If the index closing value is less than the barrier level on any observation date, we will pay no coupon for the related quarterly period.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the 15-year term of the notes so that you will receive no contingent quarterly coupons.  We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying index were to be at or above the barrier level on some quarterly observation dates, it may fluctuate below the barrier level on others.

Maturity:	15 years
Contingent quarterly coupon:
From and including the original issue date to but excluding the maturity date, a contingent coupon of 7.75% per annum will be paid but only if the closing value of the underlying index is at or above the barrier level on the related observation date.

If on any observation date, the closing value of the underlying index is less than the barrier level, we will pay no coupon for the applicable quarterly period.

If the index closing level is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the third business day preceding April    , 2018, the notes will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent quarterly coupon with respect to the final observation date, if any.

April 2012	Page 2

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Key Investment Rationale

The notes do not provide for the regular payment of interest.  Instead, the notes will pay a contingent quarterly coupon but only if the index closing value of the S&P 500® Index is at or above the barrier level on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 15-year term of the notes in exchange for an opportunity to earn interest at a potentially above market rate if the S&P 500® Index closes at or above the barrier level on each quarterly observation date unless the notes are redeemed early.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the notes may or may not be redeemed, and the contingent coupon may be payable in some but not all of the quarterly periods during the 15-year term of the notes.

Scenario 1: The notes are redeemed prior to maturity, and coupons are paid for all quarterly periods
This scenario assumes that, prior to redemption, the underlying index closes at or above the barrier level on every quarterly observation date.  Investors receive the contingent quarterly coupon for all such quarterly interest periods.

When the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date (starting on the third business day preceding April    , 2018), the notes will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related observation date.  Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2: The notes are redeemed prior to maturity, and coupons are paid for some, but not all, quarterly periods
This scenario assumes that, prior to redemption, the underlying index closes at or above the barrier level on some quarterly observation dates but below the barrier level on the others.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the barrier level on the related observation date.

When the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date, the notes will be automatically redeemed as described in scenario 1.

Scenario 3: The notes are not redeemed prior to maturity, and coupons are paid for all quarterly interest periods
This scenario assumes that the underlying index closes at or above the barrier level on every quarterly observation date (but below the initial index value on every quarterly redemption determination date).  Investors receive the contingent quarterly coupon for each interest period for the entire 15-year term of the note.  At maturity, in addition to the contingent quarterly coupon with respect to the final observation date, investors will also receive the stated principal amount.

Scenario 4: The notes are not redeemed prior to maturity, and coupons are paid for some, but not all, quarterly interest periods
This scenario assumes that the underlying index closes at or above the barrier level on some quarterly observation dates and below the barrier level on the others and the underlying index closes below the initial index value on every quarterly redemption determination date.  Investors receive the contingent quarterly coupon for the quarterly periods that the index closing value is at or above the barrier level on the related observation date.  At maturity, in addition to the contingent quarterly coupon with respect to the final observation date, if any, investors will receive the stated principal amount.

Scenario 5: The notes are not redeemed prior to maturity, and no coupons are paid for the entire 15-year term
This scenario assumes that the underlying index closes below the barrier level on every quarterly observation date (and therefore below the initial index value on every quarterly redemption determination date).  Since the underlying index closes below the barrier level on every quarterly observation date, investors do not receive any contingent coupon for the entire 15-year term of the notes.  At maturity, investors will receive the stated principal amount.

April 2012	Page 3

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent quarterly coupon will be determined on each quarterly observation date and whether the notes are redeemed prior to maturity will be determined on each quarterly redemption determination date.  The actual initial index value will be determined on the pricing date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.  The below examples are based on the following terms:

Barrier Level:	975
Hypothetical Initial Index Value:	1,400
Contingent Quarterly Coupon:
7.75% per annum
With respect to each coupon payment date, a contingent quarterly coupon is paid only if the closing value of the underlying index is at or above the barrier level on the related observation date.

Stated Principal Amount:	$1,000

In Examples 1 and 2, the index closing value of the underlying index is greater than or equal to the initial index value on one of the quarterly redemption determination dates (beginning on the third business day preceding April    , 2018).  Because the index closing value is greater than or equal to the initial index value on such a date, the note is automatically redeemed on the related early redemption date.  In Examples 3, 4 and 5, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the note is not automatically redeemed prior to, and remains outstanding until, maturity.

Example 1—The note is automatically redeemed following the redemption determination date in October 2018, as the index closing value is greater than the initial index value on such redemption determination date.  The index closing value is at or above the barrier level in all of the preceding quarterly periods.  You receive the contingent quarterly coupons for all such quarterly periods, and the early redemption payment, calculated as: Stated Principal Amount + Contingent Quarterly Coupon, or $1,000 + $19.375 = $1,019.375.

Payment Date(s)	Index Closing Value	Contingent Quarterly Coupon	Early Redemption Payment
July 2012 through July 2018	1,100 to 1,275	Total of $484.375	N/A
October 2018	1,450	—*	$1,019.375
* The Early Redemption Payment includes the unpaid contingent quarterly coupon with respect to the related observation date.

The total payment is $1,503.75.

Example 2—The note is automatically redeemed following the redemption determination date in April 2019, as the index closing value is equal to the initial index value on such redemption determination date.  The index closing value is at or above the barrier level in some, but not all, of the preceding quarterly periods.  You receive the contingent quarterly coupons for the quarterly periods that the index closing value is at or above the barrier level, and the early redemption payment, calculated as: Stated Principal Amount + Contingent Quarterly Coupon, or $1,000 + $19.375 = $1,019.375.
Payment Date(s)	Index Closing Value	Contingent Quarterly Coupon	Early Redemption Payment
July 2012 through April 2015	1,100 to 1,275	Total of $232.50	N/A
July 2015 through July 2017	875 to 960	$0	N/A
October 2017 through January 2019	1,000 to 1,250	$116.25	N/A
April 2019	1,400	—*	$1,019.375
* The Early Redemption Payment includes the unpaid contingent quarterly coupon with respect to the related observation date.

The total payment is $1,368.13.

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Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Example 3—The note is not redeemed prior to maturity, as the index closing value is less than the initial index value on all observation dates.  The index closing value is at or above the barrier level on all of the observation dates.  You receive the contingent quarterly coupon for each quarterly period during the entire 15-year term of the notes, and the payment at maturity, calculated as:
Stated Principal Amount + Contingent Quarterly Coupon, or $1,000 + $19.375 = $1,019.375.

Payment Date(s)	Index Closing Value	Contingent Quarterly Coupon	Payment at Maturity
July 2012 through January 2027	1,025 to 1,250	Total of $1,143.125	N/A
April 2027	1,200	—*	$1,019.375
* The Payment at Maturity includes the unpaid contingent quarterly coupon with respect to the related observation date.

The total payment is $2,162.50.

Example 4—The note is not redeemed prior to maturity, as the index closing value is less than the initial index value on all observation dates.  The index closing value is at or above the barrier level on some, but not all, of the observation dates.  You receive the contingent quarterly coupons for the quarterly periods that the index closing value is at or above the barrier level, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Quarterly Coupon, or $1,000 + $19.375 = $1,019.375.

Payment Date(s)	Index Closing Value	Contingent Quarterly	Payment at Maturity
July 2012 through April 2015	1,100 to 1,250	Total of $232.50	N/A
July 2015 through January 2017	900 to 960	$0	N/A
April 2017 through January 2020	1,000 to 1,200	Total of $232.50	N/A
April 2020 through January 2022	850 to 930	$0	N/A
April 2022 through January 2024	1,000 to 1,125	Total of $155.00	N/A
April 2024 through July 2025	850 to 920	$0	N/A
October 2025 through January 2027	995 to 1,100	Total of $116.25	N/A
April 2027	1,050	—*	$1,019.375
* The Payment at Maturity includes the unpaid contingent quarterly coupon with respect to the related observation date.

The total payment is $1,755.63.

Example 5—The note is not redeemed, as the index closing value is less than the initial index value on all observation dates. The index closing value is below the barrier level on all of the observation dates. You receive no quarterly coupons for the entire 15-year term of the notes, and the payment at maturity, calculated as: Stated Principal Amount + Contingent Quarterly Coupon (if any), or $1,000 + $0 = $1,000.

Payment Date(s)	Index Closing Value	Contingent Quarterly Coupon	Payment at Maturity
July 2012 through January 2027	850 to 950	$0	N/A
April 2027	930	$0	$1,000

The total payment is $1,000.

April 2012	Page 5

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

The notes do not provide for the regular payment of interest and you may receive no coupon payments throughout the entire 15-year term of the notes. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest during the entire 15-year term of the notes.  Instead, the notes will pay a contingent quarterly coupon but only if the index closing value of the S&P 500® Index is at or above 975, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the barrier level for extended periods of time or even throughout the entire 15-year term of the notes so that you will receive no contingent quarterly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The contingent coupon, if any, is based only on the value of the underlying index on the related quarterly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant quarterly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on quarterly observation dates, if the closing value of the underlying index on any observation date is below the barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the notes will be limited to the contingent quarterly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the barrier level.

Early redemption risk. The term of your investment in the notes may be limited to as short as approximately six years by the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

April 2012	Page 6

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the barrier level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the barrier level on each observation date so that you will receive no return on your investment.  There can be no assurance that the closing value of the underlying index will be at or above the barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “S&P 500® Index Overview” beginning on page 9.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a contingent quarterly coupon on the notes or (ii) the initial index level on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the initial index value, whether you receive a contingent quarterly coupon on each coupon payment date and at maturity and whether the notes will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the notes on the applicable coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the barrier level.

April 2012	Page 8

Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on April 11, 2012:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 4/2/2012):	1,419.04
Current Index Value:	1,368.71	52 Week Low (on 10/3/2011):	1,099.23
52 Weeks Ago:	1,324.46

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through April 11, 2012.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on April 11, 2012 was 1,368.71.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Daily Closing Values January 1, 2007 to April 11, 2012

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Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through April 11, 2012)	1,419.04	1,358.59	1,368.71

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  See “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Market Linked Auto-Callable Notes Based on the Performance of the S&P 500® Index due April    , 2027

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Quarterly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Day count convention:	30/360
Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Description of Auto-Callable Securities — Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement:

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent quarterly coupon applicable to the then current interest period.  The contingent quarterly coupon, if any, for such interest period shall be determined as if the date of such acceleration were the related observation date and the portion deemed to have accrued shall be based on the number of days that have elapsed, calculated on a 30/360 basis, from and including the previous coupon payment date (or the original issue date, if applicable) to but excluding the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Postponement of coupon payment dates (including the maturity date):
If any observation date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date), the coupon payment date (or the maturity date) will be the second business day following that observation date as postponed, and no adjustment will be made to any coupon payment made on that postponed date.

Denominations:	$1,000 per note and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the notes issued under these preliminary terms and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes.  This discussion applies only to initial investors in the notes who:

•      purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•      will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      certain dealers and traders in securities, commodities, or foreign currencies;

•      investors holding the notes as part of a hedging transaction, “straddle,” conversion

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transaction or integrated transaction;

•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      real estate investment trusts;

•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•      persons subject to the alternative minimum tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of these preliminary terms may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes.  It is unclear, however, whether the notes should be treated as “contingent payment debt instruments” or “variable rate debt instruments” due to the lack of any controlling legal authority.  We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes.  In the opinion of our counsel, this treatment of the notes is reasonable under current law; however, our counsel has advised us that they are unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that the notes could also be treated as “variable rate debt instruments” for U.S. federal income tax purposes, in which case the timing and character of the interest income and gain or loss with respect to the notes could be significantly affected.  Investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including possible alternative treatments.  The discussion below assumes the treatment of the notes as “contingent payment debt instruments” is respected.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•      a citizen or individual resident of the United States;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Interest Accruals on the Notes.  Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether the holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•      the adjusted issue price (as defined below) of the notes as of the beginning of the accrual

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period,

•      the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•      a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date.  Accordingly, if the notes were priced on April 12, 2012, the “comparable yield” would be a rate of 6.3696% per annum, compounded quarterly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes.  They will not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, early redemption or retirement of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Early Redemption or Retirement of Notes.  Generally, the sale, exchange or early redemption of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or early redemption of a note will be equal to the difference between (a) the amount received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous

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year to reduce the amount realized on the sale, exchange or early redemption of the notes.

Upon the scheduled retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the note.  For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, early redemption or retirement of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, early redemption or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;

•      a foreign corporation; or

•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•      certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including OID, if

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any) on the notes, provided that:

•      the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•      the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•      the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•      the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the notes at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes.  Assuming that the treatment of the notes as debt instruments as set forth in “Tax considerations—General” is respected for U.S. federal estate tax purposes, the following U.S. federal estate tax consequences should result.  Absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

The discussion in the preceding paragraphs under “Tax considerations,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect whether the underlying index closes at or above (i) the barrier level on the observation dates and, accordingly, whether we pay a quarterly contingent coupon on the notes

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or (ii) the initial index level on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.
Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that

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such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $35 for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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